News Release

For Immediate Release
February 8, 2007	Contact:	Stacy Frole	(419) 627-2227
CEDAR FAIR REPORTS RESULTS FOR 2006 AND OUTLOOK FOR 2007
•	GENERATES A RECORD $310.3 MILLION IN ADJUSTED EBITDA

•	INTEGRATION OF NEWLY ACQUIRED PARKS CONTINUES TO GO WELL

•	POSITIVE OUTLOOK FOR 2007
SANDUSKY, OHIO, February 8, 2007 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement resorts, water parks and active entertainment, today announced results for its fourth quarter and year ended December 31, 2006. The 2006 figures include the results of the Paramount Parks since their acquisition from CBS Corporation on June 30, 2006.
Together the combined operations generated full year revenues of $831.4 million, with income before taxes of $126.6 million and net income of $87.5 million, or $1.59 per diluted limited-partner (LP) unit. In 2005, combined revenues for the company were $568.7 million, with income before taxes of $111.6 million and net income of $160.9 million, or $2.93 per diluted LP unit. Included in the 2005 results was the reversal of $62.6 million of contingent liabilities recorded from 1998 through 2004 related to publicly-traded-partnership taxes.
Adjusted EBITDA, which management believes is a meaningful measure of the company’s park-level operating results increased to $310.3 million versus $194.2 million last year. See the attached table for a reconciliation of adjusted EBITDA to net income.
“I am pleased to report that 2006 was another successful year for the company,” said Dick Kinzel, Cedar Fair chairman, president and chief executive officer. “We completed the acquisition of the Paramount Parks while maintaining the operations of our existing parks. In 2006, the combined parks entertained more than 19 million visitors and increased average in-park per capita spending 3% to $38.71. The result of this was a record $310 million in adjusted EBITDA.”
Kinzel added, “The integration of the new properties into Cedar Fair is on schedule and going extremely well. It was a significant benefit to take ownership of the new parks during the operating season. We were able to see the parks in operation and see first hand what it was like on the front lines. Because of this, we are on track to meet and possibly exceed our planned cost savings and synergies.”
On a combined basis, operating income was $219.5 million compared with $137.3 million in 2005. Cash operating costs were $521.1 million versus $374.5 million in the prior year, while interest expense on a combined basis was $88.3 million, up from $26.2 million last year. The increased interest expense primarily reflects higher borrowings to fund the Paramount Parks acquisition and the refinancing of existing debt.
Cedar Fair, L.P. – One Cedar Point Drive, Sandusky, Ohio 44870-5259                     419-627-2233

Cedar Fair Announces Results for 2006 and Outlook for 2007
February 8, 2007

Same-Park Comparison (excluding acquisition benefit)
For comparison excluding effects of the acquisition, Cedar Fair’s full year results on a same-park basis yielded adjusted EBITDA of $190.4 million compared with $194.2 million in 2005. The decrease in adjusted EBITDA is the result of a slight decrease in revenues to $566.5 million from $568.7 million a year ago, and a slight increase, or $1.6 million, in cash operating costs to $376.1 million.
The decrease in revenues is the result of a 1% decrease in attendance, partially offset by a 1% increase in out-of-park revenues and a slight increase in average in-park guest per capita spending. “Some of our northern parks have been challenged with soft regional economies coupled with higher gas prices,” said Kinzel. “This was slightly offset by a very strong year at Worlds of Fun in Kansas City, which benefited from the introduction of a new inverted roller coaster, Patriot. Dorney Park, Michigan’s Adventure and Knott’s Berry Farm also posted good results.”
The increase in operating costs reflect higher operating costs in our southern region, which posted higher attendance, offset somewhat by reduced operating costs at Geauga Lake.
Fourth Quarter Results
For the fourth quarter, consolidated net revenues on a combined basis were $119.9 million including the addition of the new parks. Combined operating loss for this same period was $1.9 million compared with operating income of $6.2 million in 2005. On a same-park basis excluding the effect of the acquisition, net revenues for the quarter were 5% higher, at $82.1 million versus $78.0 million in the prior year. Operating income on a same-park basis increased $2.5 million from a year ago to $8.7 million.
“We continue to see growth in our fall season, something I’m very pleased with,” said Kinzel. “Knott’s Berry Farm, Cedar Point, Dorney Park, Valleyfair and Worlds of Fun all performed very well in October. We also experienced solid October results at our new parks. Our fall season has become increasingly important to our overall operating results and we believe our expansion into new vibrant markets will provide us with additional opportunities during the shoulder months.”
2007 Outlook
Kinzel announced that the company has recently received approval from its lenders to reduce the interest rates on its term borrowings by 50 basis points, subject only to customary closing conditions. The reduction is expected to save the company approximately $8 million in cash interest costs annually. Kinzel added, “The successful re-pricing of term debt reflects our lenders’ strong support of our business plan given current market dynamics and provides the company with additional flexibility as we enter the 2007 operating season.”
For the 2007 season, Kinzel reported that the company will be investing $83 million in capital improvements at its 18 locations, highlighted by the addition of a new world-class roller coaster at Cedar Point and new thrill rides at Kings Island, Knott’s Berry Farm and Valleyfair. The company will also expand the water park at Kings Dominion by adding three new water attractions. “We will continue our long-term strategy of continually reinvesting in our parks to improve the guest experience,” Kinzel said. “We remain in solid shape
Cedar Fair, L.P. — One Cedar Point Drive, Sandusky, Ohio 44870-5259                     419-627-2233

Cedar Fair Announces Results for 2006 and Outlook for 2007
February 8, 2007

to invest capital in our parks as planned, while maintaining our regular quarterly cash distributions to our unitholders and managing our debt levels.”
Commenting on expectations for 2007, he added, “We believe we are off to a positive start in 2007. We are now a more diversified company both financially and geographically, operating in eight states and Canada. We also have a strong management team in place that has introduced a solid capital and marketing program at each of our parks for the upcoming operating season. For the full year, we expect to generate revenues of $950 million to $1.0 billion, driven primarily by the first full year of operations with our new parks, improvements in attendance and in-park guest per capita spending, and continued growth in accommodations revenues at our resort properties. Based on revenue expectations, continued disciplined expense control and cost synergies from our recent acquisition, we expect to generate full-year adjusted EBITDA in the $320-340 million range. With these results and the re-pricing of our debt, we should be well positioned to achieve our goal of continued reinvestment in our properties and growth in cash distributions to our unitholders over the long-term.”
The company will host a conference call with analysts today, February 8, 2007, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 4:00 p.m. ET, Thursday, February 8, 2007, until 11:59 p.m. ET, Thursday, February 22, 2007. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 8369641.
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 12 amusement parks, five outdoor water parks, one indoor water park and six hotels. Amusement parks in the company’s northern region include three in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, Kings Island, and Geauga Lake & Wildwater Kingdom; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Bonfante Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.
Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.
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This news release and prior releases are available online at www.cedarfair.com.
Cedar Fair, L.P. — One Cedar Point Drive, Sandusky, Ohio 44870-5259                     419-627-2233

Cedar Fair, L. P. Reports Results for 2006 and Outlook for 2007
February 8, 2007

Cedar Fair, L.P.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/06	12/31/05	12/31/06	12/31/05

Net revenues:
Admissions	$69,906	$43,351	$459,475	$292,408
Food, merchandise and games	42,344	30,322	306,914	219,094
Accommodations and other	7,616	4,356	65,000	57,205

Total net revenues	119,866	78,029	831,389	568,707
Cash operating costs and expenses	109,031	65,039	521,115	374,507

Adjusted EBITDA (a)	10,835	12,990	310,274	194,200
Depreciation and amortization	12,699	6,723	90,703	55,765
Non-cash unit option expense	19	34	75	1,113

Operating income (loss)	(1,883)	6,233	219,496	137,322
Interest expense	38,087	6,392	88,294	26,205
Loss on early extinguishment of debt	—	—	4,697	—
Other (income)	(5)	—	(59)	(459)

Income (loss) before taxes	(39,965)	(159)	126,564	111,576
Provision (benefit) for taxes	(9,983)	(2,474)	39,087	(49,276)

Net income (loss)	$(29,982)	$2,315	$87,477	$160,852

Weighted average units outstanding — diluted	53,775	54,969	54,872	54,950

Per limited partner unit:
Net income (loss) — diluted	$(0.56)	$0.04	$1.59	$2.93
Cash distributions paid	$0.47	$0.46	$1.87	$1.83

Balance Sheet Data:
Total assets			$2,527,930	$1,024,794
Total long-term debt			1,777,163	470,850
Total partners’ equity			411,212	434,234

Cedar Fair, L. P. Reports Results for 2006 and Outlook for 2007
February 8, 2007

Cedar Fair, L.P.
RECONCILIATION TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	12/31/06	12/31/05	12/31/06	12/31/05

Net income (loss)	$(29,982)	$2,315	$87,477	$160,852
Interest expense	38,087	6,392	88,294	26,205
Loss on early extinguishment of debt	—	—	4,697	—
Provision (benefit) for taxes	(9,983)	(2,474)	39,087	(49,276)
Depreciation and amortization	12,699	6,723	90,703	55,765
Other (income)	(5)	—	(59)	(459)
Non-cash unit option expense	19	34	75	1,113

Adjusted EBITDA (a)	$10,835	$12,990	$310,274	$194,200

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.